Exhibit 99.1

CONTACT:	Michael P. Dickerson Vice President of Finance and Investor Relations (859) 572-8684	FOR IMMEDIATE RELEASE November 08, 2006
GENERAL CABLE ANNOUNCES PROPOSED $315 MILLION OFFERING OF SENIOR
CONVERTIBLE NOTES DUE 2013
HIGHLAND HEIGHTS, KENTUCKY, November 08, 2006 — General Cable Corporation (NYSE: BGC) announced today that it intends to offer, subject to market and other considerations, $315 million aggregate principal amount of Senior Convertible Notes due 2013 under an automatically effective shelf registration statement on file with the Securities and Exchange Commission. The Company has granted to the underwriters an option to purchase up to an additional $45 million in principal amount of Senior Convertible Notes on the same terms and conditions as those sold in this offering.
The Company intends to use the net proceeds from this offering for general corporate purposes, which will include the repayment of outstanding balances under its senior secured credit facility and the payment of the net cost of separate convertible note hedge and warrant transactions. In addition, the Company may use the remaining net proceeds for potential acquisitions and funding internal growth. The Company expects that the convertible note hedge transactions will have an exercise price equal to the conversion price of the notes. The convertible note hedge transactions are intended to offset potential dilution to the Company’s common stock upon potential future conversion of the notes. The Company also anticipates that the warrants will have an exercise price that is approximately 76% higher than the closing price of the Company’s common stock on the date the notes are priced.
The notes will be convertible into General Cable Corporation common stock at a to-be-determined premium to the market price of the common stock when the Senior Convertible Notes are priced. The interest rate and other terms will be provided upon pricing of the notes.
Merrill Lynch & Co. and Credit Suisse are acting as the lead underwriters in this offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from Merrill Lynch & Co. at Prospectus Department, 4 World Financial Center, New York, NY 10080, toll free number, 1-866-500-5408 and Credit Suisse Securities (USA) LLC at Prospectus Department, One Madison Avenue, New York, NY 10010, toll free number, 1-800-221-1037.
With $3.5 billion of annualized revenues and 7,700 employees, General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors are more fully discussed in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 8, 2006, as well as in its periodic reports filed with the Commission.
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Release No. 0519
11/08/06